Exhibit 10.34

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 230.406

AMENDED AND RESTATED

CROSS-LICENSING AGREEMENT

BETWEEN

MASIMO LABORATORIES

AND

MASIMO CORPORATION

EFFECTIVE JANUARY 1, 2007

EXHIBITS

Exhibit A	MASIMO SET® Definition
Exhibit B	Trademarks, Legend, Logos
Exhibit C	Price for Products
Exhibit D	End-User License Agreement

AMENDED AND RESTATED CROSS-LICENSING AGREEMENT

THIS AMENDED AND RESTATED CROSS-LICENSING AGREEMENT (the “Agreement”), effective as of January 1, 2007 (the “Effective Date”), is an amendment and restatement of the CROSS-LICENSING AGREEMENT originally made and entered into as of the 2nd day of May, 1998 (as subsequently amended, the “Original Agreement”), by and between MASIMO LABORATORIES, a Delaware corporation (“LABS”), and MASIMO CORPORATION, a Delaware corporation (“MASIMO”), with reference to the following:

R E C I T A L S

A. MASIMO has developed a technology (“MASIMO Technology” as defined herein). MASIMO Technology incorporates circuitry and software which, among other things, acquires and detects signals generated by red and infrared LEDs, and which is designed to extract arterial oxygen saturation and pulse rate values from such signals.

B. Pursuant to the Original Agreement, as previously amended, LABS has an exclusive license to MASIMO Technology for certain applications.

C. Pursuant to the Original Agreement, as previously amended, LABS has a license to make, use and sell devices which incorporate MASIMO Technology subject to certain restrictions for distribution throughout the world.

D. Pursuant to the Original Agreement, as previously amended, MASIMO has an option to license to certain technology developed by LABS for use in blood glucose monitoring and total hemoglobin/hematocrit applications, and MASIMO desires to have an option to license certain technology developed by LABS for use in certain other Non-Vital Signs Monitoring in the professional caregiver market.

E. MASIMO has acquired substantial Know-How (as defined below) in extracting signals from signals contaminated by noise.

F. MASIMO has acquired and expects to continue to acquire a reputation for excellence, and its trademark has and will continue to acquire valuable goodwill.

G. Labs has acquired substantial Know-How (as defined below) in extracting signals from interfering signals.

H. Labs has acquired and expects to acquire a reputation for excellence.

I. MASIMO and LABS entered into three amendments of the Original Agreement relating to increasing funding to LABS and extending the period for execution of the option to license certain technology developed by LABS.

J. MASIMO and LABS entered into a Fourth Amendment to the Original Agreement to enable MASIMO to have its option to blood glucose monitoring and total hemoglobin/hematocrit applications be separately exercisable and to obtain a license to carboxyhemoglobin and methemoglobin, which Fourth Amendment superseded all earlier amendments to the Agreement.

K. The Parties desire to enter into this Agreement to amend and restate the Original Agreement and the terms of the Fourth Amendment, to include additional terms, and to have this Agreement supersede the Original Agreement and the Fourth Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in the Original Agreement and hereinafter set forth, LABS and MASIMO hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms, whether used in the singular or the plural shall have the following meaning:

1.1. Accessory means cables or any other accessories manufactured by a Party for use with any of the Products.

1.2. Affiliate means, with respect to each Party, any legal entity that is, directly or indirectly, controlling, controlled by or under common control with the Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation).

1.3. Average Selling Price means the total amount, in dollars (based upon the first sale to arms-length customers), for a device, sensor, accessory or other product divided by the number of devices, sensors, accessories or other products sold during the relevant period, or quarterly if not otherwise stated, on a product-by-product basis.

1.4. Change in Control means, with respect to a Party, the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (including by merger, consolidation, operation of law or otherwise), in one or a series of related transactions, of all or substantially all of the properties or assets of such Party to a non-Affiliate third party; (ii) any non-Affiliate third party becomes the ultimate beneficial owner, directly or indirectly, of 50% or more of the voting power of the voting stock of such Party; (iii) Joe E. Kiani is not the CEO of either company; or (iv) such Party consolidates with, or merges with or into, any third party, or any third party consolidates with, or merges with or into such entity.

1.5. Distributor means, as applicable, (i) a party that markets LABS Licensed Devices or Stand Alone Licensed Devices to End-Users on behalf of LABS, (ii) a customer of LABS that buys LABS Licensed Devices or Stand Alone Licensed Devices from LABS, private labels such devices, and markets such LABS Licensed Devices or Stand Alone Licensed Devices to End-Users, (iii) a party that markets MASIMO Licensed Devices to End-Users on behalf of MASIMO, or (iv) a customer of MASIMO that buys MASIMO Licensed Devices from MASIMO, private labels such devices, and markets such MASIMO Licensed Devices to End-Users.

1.6. Enabled means that a parameter is actually activated such that it measures the parameter when an appropriate sensor is attached.

1.7. End User is, as applicable, a direct user of LABS Licensed Devices, Stand Alone Licensed Devices or MASIMO Licensed Devices.

1.8. Improvement means any invention, adaptation, modification or change, except for those that are purely aesthetic as trade dress.

1.9. LABS Combo Device means a LABS’ device that incorporates Masimo Technology for monitoring Non-Vital Signs Parameters and Vital Signs Parameters.

1.10. LABS Confidential Information means confidential information and proprietary material of LABS, including, but not limited to, (i) the LABS Technology, (ii) any Improvements, patents, copyrights, trade secrets, and any other intellectual property and proprietary rights owned by LABS in accordance with Article 11, and (iii) the following types of information and other information of a similar nature: ideas, concepts, materials, techniques, models, data, designs, documentation, flow charts, budgets, projections, forecasts, marketing and development plans, communication protocols and testing procedures.

1.11. LABS Licensed Device means a LABS’ device (finished product, chipset or board containing circuitry or software, software, or any combination) that incorporates Masimo Technology for monitoring Non-Vital Signs Parameters or a LABS Combo Device.

1.12. LABS Market means any product market in which the product is intended to be used by a patient or pharmacist rather than by a professional medical caregiver, regardless of the particular location of the sale. For example, the LABS Market includes sales to doctors, hospitals, EMS professionals or otherwise, provided the product is intended to be recommended, or resold, for use by the patient or pharmacist.

1.13. LABS Technology means any of the following Rainbow Technology rights (i) owned by LABS as of the Effective Date, or (ii) developed or conceived by LABS during the Term and owned by LABS in accordance with Article 11: Technical information, inventions, concepts, products, components, trade secrets, know-how, techniques, designs, processes, communications protocols, software, Improvements, whether patentable or not, patents, patent applications, including any patents issuing thereon and any and all divisions, continuations and continuations-in-part thereof, and any and all reissues and reexaminations of any such patents, copyrights, copyright registrations and applications, and all other intellectual property rights. LABS Technology excludes (i) any technology owned by a third party and licensed to LABS, and (ii) the MASIMO Technology. Notwithstanding Section 11.3, Labs Technology also includes the glucose measurement technology acquired from Argose.

1.14. Current Licensed Device means a device that incorporates Rainbow Technology for measurement of carbon monoxide (HbCO), methemoglobin (HbMet), total hemoglobin and/or fractional arterial oxygen saturation (whether Enabled or not). A Current Licensed Device includes boards or software for integration into devices of third parties, such as original equipment manufacturers.

1.15. MASIMO Board means a circuit board or chip set manufactured or distributed by or for MASIMO, that incorporates MASIMO Technology, and/or Rainbow Technology and/or Optioned Technology.

1.16. MASIMO Confidential Information means confidential information and proprietary material of MASIMO, including, but not limited to, (i) the MASIMO Technology,

(ii) any Improvements, patents, copyrights, trade secrets, and any other intellectual property and proprietary rights owned by MASIMO in accordance with Article 11, (iii) the MASIMO Software, and (iv) the following types of information and other information of a similar nature: ideas, concepts, materials, techniques, models, data, designs, documentation, flow charts, budgets, projections, forecasts, marketing and development plans, communication protocols, and testing procedures.

1.17. MASIMO Licensed Device means a Current Licensed Device or an Optioned Technology Device.

1.18. MASIMO Licensed Trademarks means the MASIMO SET, Rainbow, and other Rainbow related product designation and word mark(s) set forth on Exhibit B.1.

1.19. MASIMO Market means any product market where the product is intended to be used by a professional caregiver, including but not limited to hospital caregivers, surgicenter caregivers, paramedic vehicles caregivers, doctor’s offices caregivers, EMS facilities caregivers and vehicles where emergency medical services are provided.

1.20. MASIMO Sensor means a sensor manufactured or distributed by or for MASIMO for use in SpO2 Measurement and/or Non-Vital Signs Monitoring.

1.21. MASIMO Product Design means all product design rights other than those that are purely aesthetic, including industrial designs, tooling, process and manufacturing designs, all for products that include Masimo SET.

1.22. MASIMO SET has the meaning set forth in Exhibit A.

1.23. MASIMO Software means any and all computer/instrument software and/or firmware owned by MASIMO that is used or useful in connection with MASIMO Technology for use in Vital Signs Monitoring or Non-Vital Signs Monitoring, including any and all Improvements thereto, all in source code and object code format, and all written documentation relating to such software.

1.24. MASIMO Technology means any of the following MASIMO SET, Masimo Product Design rights, or Masimo Sensor rights, as initially licensed to LABS on May 2, 1998, as the same has been Improved by MASIMO since that time, (i) owned by MASIMO as of the Effective Date, or (ii) developed or , conceived by MASIMO during the Term and owned by MASIMO in accordance with Article 11: technical information, inventions, concepts, products, components, trade secrets, know-how, techniques, designs, processes, communications protocols, whether patentable or not, patent applications, copyright applications, patents, copyrights and all other intellectual property. MASIMO Technology excludes (i) any technology owned by a third party and licensed to MASIMO, and (ii) the Rainbow Technology.

1.25. Net Selling Price of a Product means the total sales revenue for such Product (including any amounts for rental or leasing of such product), excluding charges for returns, rebates, credits, post-sale adjustments, including adjustments for doubtful accounts, outbound prepaid or allowed transportation charges, sales taxes, tariffs or duties directly imposed with reference to particular sales or similar items.

1.26. Non-Vital Signs Monitoring means non-invasive measurement Non-Vital-Signs Parameters using Masimo Technology.

1.27. Non-Vital-Signs Parameter means any noninvasive or minimally invasive measurement of body fluid constituents other than Vital Signs, including, but not limited to, blood glucose, fractional arterial oxygen saturation (defined as the correction to SpO2 by eliminating one or more dysfunctional hemoglobins (i.e., CO, methemoglobin and/or […***…]), total hemoglobin, hematocrit, carbon monoxide (HbCO), methemoglobin (HbMet), […***…], bilirubin, […***…].

1.28. Optioned Technology means LABS Technology developed using MASIMO Technology and Improvements owned by Labs for use in Non-Vital Signs Monitoring other than monitoring of carbon monoxide (HbCO), methemoglobin (HbMet), total hemoglobin and/or fractional arterial oxygen saturation.

1.29. Optioned Technology Device means a device that incorporates Rainbow Technology for measurement of any Non-Vital Signs Parameter (whether Enabled or not) for which MASIMO has exercised one or more of the options under Section 4.1. An Optioned Technology Device includes boards or software for integration into devices of third parties, such as original equipment manufacturers (OEM).

1.30. Parameter means a Vital Signs Parameter or a Non-Vital-Signs Parameter, as applicable.

1.31. Party means LABS or MASIMO; Parties means LABS and MASIMO.

1.32. Products means (i) in the case of MASIMO, MASIMO Boards, MASIMO Sensors and Accessories, and (ii) in the case of LABS, LABS Licensed Devices and Stand Alone Licensed Devices.

1.33. Rainbow Sensor means a sensor incorporating Rainbow Technology for measuring Non-Vital-Signs Parameters and possibly one or more Vital Signs using Masimo Technology.

1.34. Rainbow Technology means LABS technology for Non-Vital Signs Monitoring using Masimo Technology and at least 6 wavelengths.

1.35. SpO2 Measurement means noninvasive measurement of arterial oxygen saturation (accounting for at least Hb and HbO2), fractional saturation, plethysmographic waveforms, and/or pulse rate from neonate, pediatric and adult subjects.

1.36. Stand Alone Licensed Devices means LABS’ completed patient monitor devices that are not capable of Non-Vital Signs Monitoring but that incorporate a MASIMO Board as the exclusive method to obtain SpO2 Measurement.

1.37. Standard Cost, or Cost, means the cost for direct materials and labor, overhead and administration, in accordance with generally accepted accounting principles.

1.38. Vital Signs Monitoring means measurement and/or monitoring of Vital Signs Parameters.

*Confidential Treatment Requested

1.39. Vital Signs Parameters means SpO2, peripheral venous oxygen saturation, mixed venous oxygen saturation, fetal oximetry, Sudden Infant Death Syndrome (“SIDS”), ECG, blood pressure (non-invasive blood pressure, invasive blood pressure and continuous non-invasive blood pressure), temperature, respiration rate, CO2, SvO2, pulse rate, respiration rate, cardiac output, EEG, perfusion index (“PI”), depth of anesthesia, cerebral oximetry, tissue oximetry and/or EMG, and associated features derived from these parameters, such as 3-D Alarms, Pleth Variability Index (“PVI”), and other features.

2. LICENSE GRANTS

2.1. Licenses Granted to LABS.

2.1.1. MASIMO grants to LABS an exclusive (including of MASIMO, subject to Section 2.2.1), royalty-bearing, perpetual, worldwide license (i) to use the MASIMO Technology to develop Non-Vital Signs Monitoring and to develop LABS Licensed Devices, (ii) to make, have made, use, offer to sell and sell LABS Licensed Devices , including on an OEM basis, (iii) to sublicense MASIMO Technology for the development of or for use in Non-Vital Signs Monitoring and LABS Licensed Devices, and (iv) to sublicense the use, manufacture and sale of LABS Licensed Devices.

2.1.2. MASIMO further grants to LABS an exclusive, perpetual, worldwide license (i) to copy, modify, and make derivative works of the MASIMO Software for incorporation into LABS Licensed Devices, (ii) to distribute the MASIMO Software in conjunction with a transfer of a LABS Licensed Device to End-Users and Distributors, and (iii) to sublicense the right to copy and modify the MASIMO Software for incorporation into LABS Licensed Devices.

2.1.3. MASIMO further grants to LABS the non-exclusive right to incorporate MASIMO Boards into LABS Licensed Devices and Stand Alone Licensed Devices and to make, have made, use and sell the same (including, but not limited to, in a private label contract which does not include LABS name, but which includes MASIMO’s name as provided herein), in the case of Stand Alone Licensed Devices, outside the MASIMO Market. LABS shall also have the right to sublicense to one Affiliate only its rights under this Section, provided that, (i) LABS shall procure that such Affiliate complies with the terms and conditions of this Agreement, and (ii) LABS and such Affiliate shall be jointly and severally liable for any non-performance or breach by such Affiliate.

2.1.4. Masimo further grants the option, for distribution inside the Labs Market, to Labs to license or obtain any and all additional Vital Signs parameters that MASIMO develops during the course of this Agreement on terms no less favorable than any other third party non-exclusive licensee. In the event that Masimo does not have a license with any other third party, then Masimo agrees to negotiate for a license for such parameters with LABS in good faith. This option does not apply if Masimo licenses the additional Vital Sign Parameter on an exclusive basis to a third party prior to Labs exercising this option.

2.1.5. LABS agrees to distribute and to have its sublicensees distribute (i) Stand Alone Licensed Devices and (ii) LABS Licensed Devices in conjunction with and by providing the end-user with an end-user agreement materially equivalent to the “License Agreement” that is attached hereto as Exhibit D.

2.1.6. LABS’ license under this Agreement does not include the right to sell MASIMO Boards or MASIMO Sensors on an OEM basis except in connection with an OEM sale for integration in LABS Licensed Devices, or in connection with a sublicense of Stand Alone Licensed Devices.

2.2. Licenses to MASIMO.

2.2.1. License Back to Masimo. LABS grants back to MASIMO a non-exclusive royalty-bearing, worldwide license (i) to use the MASIMO Technology to develop, Non-Vital Signs Monitoring, (ii) to make, have made, use, offer to sell and sell products incorporating any such developed Non Vital Signs Monitoring for distribution solely outside the LABS Market. Labs consents to any agreement entered by Masimo prior to the date of this Agreement, relating to Non-Vital Signs products.

2.2.2. License to HbCO, HbMet, total hemoglobin and fractional arterial oxygen saturation. LABS grants to MASIMO a license to make, have made, use, offer to sell and sell Current Licensed Devices only (i) for distribution outside the LABS Market, and (ii) to LABS. Such license is exclusive (on a parameter-by-parameter basis) in the MASIMO Market until the later of (A) 20 years from the Effective Date or (B) expiration of the last to expire of any LABS patents covering the applicable parameter. Such license shall include the right to sell Current Licensed Devices on an OEM basis.

2.2.3. License to Rainbow Sensors. LABS further grants to MASIMO a license to make, have made, use, offer to sell and sell Rainbow Sensors only (i) for distribution outside the LABS Market, and (ii) for sale to LABS. Such license is exclusive in the MASIMO Market until the later of (A) 20 years from the Effective Date, or (B) expiration of the last to expire of any LABS patents covering the Rainbow Sensors.

2.3. Trademarks, Legends and Logos.

2.3.1. No Implied License. Each of LABS and MASIMO agrees to include the following legend on the exterior of or in manuals or other documentation provided with products that contain technology licensed from the other Party which it sells directly.

NO IMPLIED LICENSE

Possession or purchase of this device does not convey any express or implied license to use the device with replacement parts which would, alone, or in combination with this device, fall within the scope of one or more of the patents relating to this device.

A sample label is shown in Exhibit B. LABS agrees to use reasonable commercial efforts to cause all sublicensees to include this or a similar legend on devices containing MASIMO Technology or in the use manuals or other documentation shipped with such instruments.

2.3.2. Trademark License Grant by MASIMO. MASIMO hereby grants to LABS a nonexclusive license, including the right to grant sublicenses, to use the MASIMO Licensed Trademarks in connection with the Labs Licensed Devices and Stand Alone Licensed Devices, and in connection with the design, manufacture, distribution, advertisement, promotion, sale and offering for sale of such devices; provided, however, that such trademarks are used to indicate the source of incorporated technology and do not indicate that MASIMO is the manufacturer of any such devices.

2.3.3. Quality Control—Devices. LABS agrees that any products bearing any Masimo Licensed Trademark shall be of a high standard of quality, so as to protect and enhance the goodwill pertaining to the Licensed Trademarks. Masimo has the right to inspect the manufacturing and distribution points of LABS for products bearing Masimo Licensed Trademarks, at any reasonable time, to ensure the ongoing quality of any product bearing that Party’s Licensed Trademarks. Should Masimo at any time determine that the quality of any product bearing a Masimo Licensed Trademark does not adhere to these quality standards, Masimo will provide written detailed notice to LABS. LABS shall have three months from such notice to bring the quality of such product up to standard or to cease any further use of the Masimo Licensed Trademark in connection with the promotion or sale of such device or product until MASIMO has indicated that it is satisfied that the deficiencies in quality of the particular product has been corrected. For any sublicenses granted under the Masimo Licensed Trademarks, LABS agrees to use reasonable commercial efforts to coordinate quality control consistent with this Section over the manufacture, advertisement, promotion and sale of any products offered by the sublicensee using the MASIMO Licensed Trademarks.

2.3.4. LABS Trademark Marking. LABS agrees that it shall use the MASIMO SET product designation set forth in Exhibit B (i) on all LABS Combo Devices that are marketed directly by LABS, and (ii) all Stand Alone Licensed Devices that are marketed directly by LABS, in each case, on a front panel site associated with the Vital Signs Monitoring. Prior to any such use, LABS shall obtain consent from MASIMO as to the use and location of the Licensed Trademark, which consent shall not be unreasonably withheld. LABS shall use reasonable efforts to cause all sublicensees and Distributors to include such MASIMO Product Designation in accordance with this provision. Labs may, but is not required, to mark products that include Non-Vital Signs Monitoring with any of the Rainbow associated logos (Rainbow, Rainbow SET, SpCO, …), at LABS discretion.

2.3.5. Labs Name. LABS agrees to change its name to eliminate the term “Masimo” at such time that LABS begins selling any product.

2.3.6. Advertising. All advertising directly by LABS for LABS Combo Devices or Stand Alone Licensed Devices shall include one or more of the MASIMO SET Licensed Trademarks. LABS agrees to use reasonable efforts to have sublicensees and Distributors comply with the provisions of this section.

2.3.7. No Other Use. Neither Party shall use the trademarks of the other Party in direct combination with other trade names, trademarks or symbols of such Party or its sublicensees or Distributors.

2.3.8. No Damaging Use. Each Party agrees not to use the trademarks of the other Party in any way which might endanger the owners’ rights in or ownership of the trademarks.

2.3.9. Trademark Expenses. The expense of obtaining and maintaining Masimo Licensed Trademarks registrations shall be borne by MASIMO.

2.3.10. Trademark Rights on Change in Control. In the event of a Change in Control of MASIMO, if the acquiring or resulting entity or party permanently ceases to use MASIMO as a company name and as trademark, all rights to the MASIMO trademark shall be and are hereby assigned to LABS including all goodwill associated with the trademark. For the avoidance of doubt, the purpose of this paragraph is to assign the MASIMO mark if MASIMO is no longer using it, therefore so long as the acquiring or resulting entity or party is using MASIMO as either a company name or as a trademark, no assignment under this Section shall apply.

2.3.11. Patent Marking. Each Party agrees to mark products sold under license from the other Party in accordance with the Statutes of the United States relating to marking of patented articles. Each Party agrees to use reasonable efforts to cause its sublicensees and Distributors to comply with this provision.

2.3.12. Maintenance of Licensed Patents. Each Party is responsible for determining whether, where, and on what to pursue patent protection for its technology. Either Party (the “Licensor Party”) may discontinue prosecution or maintenance, abandon, or dedicate to the public any of patents and patent applications included in the MASIMO Technology or LABS Technology, as applicable, owned by such Party and in its sole discretion, provided, however, that the Licensor Party shall take reasonable efforts to provide the other Party (the “Licensee Party”) with at least 15 days notice prior to abandonment or other dedication to the public of any patent or patent application in the United States or Western Europe. Upon such notice, the Licensee Party shall have 7 days to notify the Licensor Party, in its sole discretion, that such licensed patent should not be abandoned or otherwise dedicated to the public. In such event, the Licensee Party shall be responsible for payment of any costs of maintaining such licensed patents or controlling prosecution at its expense of any licensed patent applications. While there is a single CEO, no written notice to the other company is required. In addition, failure to provide the notice in this paragraph is not a material breach of this Agreement.

3. RESEARCH AND DEVELOPMENT/LICENSE FEES

3.1. Previous Research & Development. The Parties acknowledge that MASIMO has funded research and development conducted by LABS related to, among other things, methemoglobin, fractional arterial oxygen saturation, blood glucose, and/or total hemoglobin measurement in a cumulative amount of seven -million -five -hundred -thousand dollars ($7,500,000), and that in consideration of such payment, MASIMO has been granted the options in this Agreement.

3.2. License Fees for Rainbow Technology. MASIMO agrees to pay a license fee of five million dollars ($5,000,000) for the license to carbon monoxide (HbCO), methemoglobin (HbMet), and fractional arterial oxygen saturation granted and two million five hundred thousand dollars ($2,500,000) for the license to total hemoglobin, under Section 2.2.2. MASIMO acknowledges that it has exercised its option to license total hemoglobin and has licensed fractional arterial oxygen saturation. LABS agrees to use such license fee primarily for the development of Non-Vital Signs Monitoring applications. Such license fee shall be payable in monthly payments, as requested by LABS in accordance with the following sentence. LABS will request payment of the license fee in an amount corresponding to such development costs no more often than monthly, and MASIMO shall pay LABS the license fee in an amount corresponding to such development costs within 30 days following receipt of such request for reimbursement. At LABS’ option, some or all of the license fee can be paid in the form of contracted development work done by MASIMO on LABS’ behalf pursuant to written request by LABS. MASIMO understands that LABS has no proof of concept for any Non-Vital-Signs Parameters other than those delivered as of this date and makes no representation that proof of concept will ever be achieved for any other Parameter. Except as provided in Section 4.3, upon payment of the license fee described above, no further monthly payment shall be due under this Section. Notwithstanding the above or anything else contained herein to the contrary, LABS may request that any licensing, royalty, option or other fees due to LABS be paid on a quarterly basis. As of December 31, 2006, MASIMO has paid approximately $3,600,000 of the $7,500,000 described above.

4. MASIMO OPTION

4.1. Option Grant. LABS grants to Masimo an option to license Optioned Technology as further set forth in this Article 4 (the “Option”).

4.2. Optioned Technology. The “Option” shall be exercisable separately for each parameter included in the Optioned Technology within 180 days of delivery of written notice by LABS to MASIMO stating that proof of feasibility has been achieved separately for such parameter, which notice will include written and reasonably support of such feasibility. The option period shall be extended if MASIMO provides written notice disputing proof of feasibility and during the time period thereafter, during which the parties will work in good faith to agree on whether or not proof of feasibility has been achieved. If the parties can not agree within 90 days, the matter will be submitted to an independent three-member panel (the “Panel”). Each Party shall select one member of the Panel, and the two members shall select a third member. No Panel member may be an employee, officer, director, or owner of any shares of either Party, or related to any employee, officer, director or owner of any shares of either Party, or otherwise affiliated with either Party such that such affiliation would tend to influence such person’s ability to independently evaluate this issue. The determination of the Panel shall be binding upon the Parties.

4.3. License Terms. Upon exercise of the Option, LABS hereby grants to MASIMO a license to make, have made, use, offer to sell and sell applicable Optioned Technology Devices for distribution only (i) outside the Labs Market and (ii) to Labs. The foregoing license shall be sublicensable to any MASIMO Affiliate. Such license shall be exclusive in the Masimo Market until the later of (i) 20 years from the exercise date, or (ii) expiration of the last to expire of any LABS patents covering the Optioned Technology at issue. Such license shall include the right to sell applicable Optioned Technology Devices on an OEM basis. However, Masimo does not have the right to provide Licensed Devices or Optioned Technology to any OEM for sale into Labs Market without Labs’ approval, which will be in Labs sole discretion.

4.4. Exercise of Option. In order to exercise the Option for each Optioned Technology, MASIMO agrees to pay LABS for each application for which the option is exercised as follows (it being understood that the option rights to total hemoglobin have previously been exercised):

(a) $2,500,000 for Glucose

(b) $500,000 for any other Non-Vital Sign Parameter. However, if a Non-Vital Sign Parameter is merely a combination of already licensed Non-Vital-Sign Parameters, such will not require this additional exercise fee.

Such payments will be made in monthly installments in accordance with and subject to Section 3.2.

4.5. Certain Exceptions. The Parties understand that the exclusivity in the licenses to MASIMO under this Article will in no way preclude LABS from conducting testing and studies in the MASIMO or LABS Market relating to the Optioned Technology and making inadvertent sales to the MASIMO market. Notwithstanding the foregoing, except as expressly provided herein, neither LABS nor MASIMO shall knowingly sell any Products in the other Party’s Market.

4.6. Payment on Change in Control. Upon any Change in Control of MASIMO, the option for glucose shall be automatically exercised. Upon such Change in Control, MASIMO agrees to pay LABS the license fee for glucose immediately.

4.7. Termination of Exclusivity.

4.7.1. Reasonable Efforts. Subject to Section 4.7.2, the exclusivity of Section 2.2 and 4.2 and 4.3 shall terminate, as applicable, if MASIMO is not exercising commercially reasonable efforts to develop or marketing a device incorporating the applicable Optioned Technology or Rainbow Technology on a parameter-by-parameter basis within one (1) year of the grant of any such license.

4.7.2. Notification and Cure. LABS must first notify MASIMO of its intent to cancel the exclusivity under Section 4.7.1. MASIMO shall have ninety (90) days to cure its failure to take commercially reasonable efforts to develop or market such devices. If MASIMO has not cured its failure within such period, LABS may terminate the exclusivity on written notice to MASIMO of such termination. In the event that LABS and MASIMO disagree as to whether MASIMO is reasonably marketing such devices, the Party shall submit the disagreement to an independent three-member panel (the “Panel”). Each Party shall select one member of the Panel, and the two members shall select a third member. No Panel member may be an employee, officer, director, or owner of any shares of either Party, or related to any employee, officer, director or owner of any shares of either Party, or otherwise affiliated with either Party such that such affiliation would tend to influence such person’s ability to independently evaluate this issue. The determination of the Panel shall be binding upon the Parties, and the cost of the proceedings are born by the losing party.

4.8. Delivery of MASIMO Systems to LABS. MASIMO agrees to make available to LABS upon request, one (1) sample of each MASIMO Licensed Device. LABS will have the right to test this device and to approve the functionality of LABS Technology in such device. Such approval will not be unreasonably withheld. After such testing, the device may remain with LABS, at LABS’ option, for further technical assistance and as a demonstration unit as long as this Agreement is in effect.

5. ROYALTIES

5.1. Royalties to MASIMO For Licensed Devices. Without limiting Section 5.2, the Parties acknowledge that no royalties shall be payable to MASIMO for the distribution or sale of LABS Licensed Devices or Stand Alone Licensed Devices.

5.2. Royalties to MASIMO for Integrated Consumable. LABS shall pay to MASIMO royalties in the amount of ten percent (10%) of SpO2 sensor or accessory value of LABS’ Average Selling Price of sensors or accessories that measure Vital Signs Parameters for use in LABS Licensed Devices or Stand Alone Devices. The SpO2 sensor value of sensors that are capable of Non-Vital Signs Monitoring, shall be LABS average selling price for its sales of comparable sensors that only measure SpO2. At the later of (A) 20 years from the Effective Date or (B) expiration of the last to expire of any Masimo patents covering Masimo Technology, the royalty shall be reduced by 2%.

5.3. [Intentionally Omitted.]

5.4. Royalty on Rainbow Technology. MASIMO will pay to LABS royalties in the amount of ten percent (10%) of the Rainbow Royalty Base (as defined below) for MASIMO Licensed Devices, and sensors and accessories for measuring Non-Vital-Signs Parameters in MASIMO Licensed Devices in accordance with the following.

(a) Except for the handheld products, the “Rainbow Royalty Base” will include that portion of (i) a MASIMO Licensed Device Enabled to measure a Non-Vital-Signs Parameter, and (ii) sensors and accessories for measuring Non-Vital-Signs Parameters in MASIMO Licensed Devices. In other words, if a Masimo Licensed Device, sensor or accessory is Enabled to measure more than Vital Signs Parameters, then the difference between that standard product (the one that measures only Vital Signs Parameters) and the price charged for a similar type product that can also measure the Non-Vital Signs Parameter/s is the amount that will be multiplied by the 10% royalty. The differential is calculated base on the ASP on a region by region and product by product basis.

(b) For handheld products, such as Rad-57, the entire price of the product is multiplied by the 10% royalty.

(c) For multiparameter devices (i.e., a device that uses more than one sensor at a time), the Royalty Base will be (i) the Net Selling Price of the device, times (ii) the number of Non-Vital-Signs Parameter that the device is Enabled to measure, divided by (iii) the total number of Parameters that the device is Enabled to measure (excluding insignificant parameters such as temperature, PI, PVI, and Pulse Rate).

(d) Hospital Contracts. MASIMO will pay a 10% royalty on the fraction of all revenue from the contract signed after January 1, 2009 for the placement of Masimo Licensed Devices (for a committed sensor contract) in relation to the fraction of Enabled rainbow devices compared Masimo Licensed Devices with only Vital Signs Parameters Enabled as follows:

(10%)(Total revenue invoiced under contract on running basis)(# Masimo Licensed Devices on average with Non-Vital Signs Parameters Enabled.

(# Masimo Licensed Devices on average with Non-Vital Signs Parameters enabled + # Masimo Licensed Devices on average with only Vital Signs Parameters enabled).

(e) Non-Vital Signs Parameter upgrades and sensors sold separately or in addition by Masimo shall be considered a separate revenue source for which a 10% royalty shall apply. Royalties shall not be paid up front but shall be due after payments are made under the contract, on a quarterly basis, 30 days after each quarter end.

(f) At the later of (A) 20 years from the Effective Date or (B) expiration of the last to expire of any LABS patents covering the applicable parameter, the royalty rate shall reduce by 2%.

(g) Notwithstanding the foregoing, beginning on a Change in Control, the royalty due to LABS from MASIMO on a particular product will not be less than the following minimum amount:

$0 per completed MASIMO Licensed Device

$0 on OEM Boards

$2 per disposable sensor capable of CO and/or MET

$3 per disposable sensor that includes hemoglobin capability

$25 per reusable sensor capable of CO and/or MET

$50 per reusable sensor that includes hemoglobin capability

$10 per cable if it permits a Non-Vital Sign Parameter

$50 per Non-Vital Signs Parameter to OEM for each Enabled parameter, $100 to end users for each parameter when Enabled

Royalties are payable within 30 days of the close of each quarter.

5.5. Minimum Royalties. MASIMO agrees to the aggregated minimum yearly royalties specified below (whether based on actual sales or in make-up payments by MASIMO) for the license to Rainbow Technology and/or the license back for Masimo Technology for use in Non-Vital Signs Monitoring developed by LABS or by MASIMO. Such royalties shall begin upon the first commercial sale of any MASIMO Licensed Device. Subsequent year payments are due within thirty (30) days after the end of each year. Failure to pay the minimum royalties by January 1, 2015 shall be a breach of this Agreement, subject to the notice and cure provisions herein, and if such cure is not provided, shall thereafter automatically convert MASIMO’s license to a non-exclusive license as the exclusive remedy. After January 1, 2015, failure by MASIMO to pay minimum royalties shall be considered a material breach of this Agreement. The minimum royalties shall be an advance on that year’s running royalty obligations, but shall not carry forward from year to year. While the CEO of Labs and Masimo are the same, the Minimum Royalties are payable to Labs as needed by Labs, with any amounts not paid in a given year carried forward. Minimum royalties are eliminated after the license becomes non-exclusive by the terms of this Agreement.

2007	2008	2009	2010 and beyond
$3.15 M	$3.5 M	$4 M	$5M

5.6. Notwithstanding Section 5.5, on a Change in Control of MASIMO, the acquiring entity shall pay the minimum royalties in accordance with the tables below instead of the table in Section 5.5 (with no maximum ceiling for aggregated Non-Vital-Signs Parameters). Minimum royalties are eliminated after the license becomes non-exclusive by the terms of this Agreement.

Aggregated Minimum Royalty for CO, Met, Fractional O2, Hb and/or Glucose

2007	2008	2009	2010 and beyond
$5 M	$7 M	$10 M	$15M

Additional Minimum Royalty Per Rainbow Parameter beyond CO, Met, Fractional O2, Hb and Glucose

Year 1*	Year 2	Year 3	Year 4	Year 5 & Beyond
$75,000	$250,000	$500,000	$1 M	$2M

*	Year 1 refers to the first year of commercial release of such parameter.

5.7. Royalties on Other Markets. LABS will pay to MASIMO a royalty of 10% on each product that includes Vital Signs Monitoring that is sold outside of both the LABS Market and the MASIMO Market, unless MASIMO licenses a third party the right to market outside of both the MASIMO Market and LABS Market, at which time the royalty is reduced to 3%. Similarly, MASIMO will pay LABS a royalty of 10% on each product that includes Non-Vital Signs Monitoring that is sold outside of both the LABS Market and the

MASIMO Market, unless LABS licenses a third party the right to market outside of both the MASIMO Market and LABS Market, at which time the royalty is reduced to 3%.

5.8. Quarterly Accounting. Each Party shall provide the other Party with a quarterly accounting of total Product shipments upon which a royalty is payable to the other Party, along with an accounting of the Net Selling Price for such products, if applicable.

5.9. Audit Rights. Each Party shall have the right to verify, at the requesting Party’s expense, and not more frequently than once per year and upon not less than ten (10) business days prior written notice to the other Party, the accuracy of the accounting reports provided by the other Party hereunder, through inspection of the other Party’s pertinent records and books of accounts maintained in the ordinary course of business. Such audit shall be conducted by a certified public accountant (the “CPA”) chosen by the requesting Party in its reasonable discretion, and which CPA is reasonably acceptable to the Party being audited. The requesting Party shall pay all costs, expenses and fees of the CPA unless the audited Party has understated royalties or other payments owing to the requesting Party by more than five percent (5%) during the period audited, in which event the CPA’s costs, fees and expenses shall be paid by the audited Party.

6. LICENSE FOR OTHER USES

6.1. MASIMO Technology. In the event LABS desires to use MASIMO Technology to develop any application not included within Vital Signs Monitoring and Non-Vital Signs Monitoring, LABS is non-exclusively licensed to use MASIMO Technology to develop such application. All Improvements in connection with the foregoing made during the period that the CEOs of LABS and MASIMO are the same, shall be owned by MASIMO. All Improvements in connection with the foregoing made during the period that the CEOs of LABS and MASIMO are different, shall be owned by the Party that made such Improvements.

6.2. LABS Technology. In the event MASIMO desires to use LABS Technology to develop any application not included within Vital Signs Monitoring and Non-Vital Signs Monitoring, MASIMO is non-exclusively licensed to use LABS Technology to develop such application. All Improvements in connection with the foregoing made during the period that the CEOs of LABS and MASIMO are the same, shall be owned by LABS. All Improvements in connection with the foregoing made during the period that the CEOs of LABS and MASIMO are different, shall be owned by the Party that made such Improvements.

7. PURCHASE AND SALE OF PRODUCTS

7.1. Products Available for Purchase. The provisions of this Article 7 shall apply to each Party to the extent such Party (the “Supplying Party”) is supplying Products to the other Party (the “Ordering Party”). Each Supplying Party will sell the Products listed in Exhibit C to the Ordering Party in accordance with this Article 7. Upon mutual agreement of the Parties, the Parties shall amend Exhibit C to include any additional Products available for supply by either Party to the other Party under this Agreement, including applicable pricing, minimum order quantities, and any other provisions applicable to the supply of such Product.

7.2. Purchase of Products. The purchase and sale of Products between the parties shall be made by means of purchase orders placed by one Party or its designee to the other Party. Purchase orders issued before termination of this Agreement calling for delivery in ninety (90) days or less are non-cancelable. Purchase orders calling for delivery in more than ninety (90) days shall be alterable and cancelable by the Ordering Party until ninety (90) days prior to the shipment date, after which such purchase orders become binding.

7.3. Minimum Order Quantities. The minimum quantity of Products that may be purchased on a purchase order for the Products listed on Exhibit C as of the Effective Date is 50 units of a cable-part number, reusable sensor or MASIMO Board, and 500 units of disposable sensors.

7.4. Price. The Supplying Party’s transfer price for the Products delivered to the Ordering Party in accordance with the terms of this Agreement shall be as set forth on Exhibit C. All prices are F.O.B. the Supplying Party’s manufacturing facility or distribution point in the United States. The transfer price for SpO2 Sensors and Accessories includes packaging and labeling complying with MASIMO standard packaging guidelines provided to LABS from time-to-time. The transfer price does not include custom packaging or labeling. If custom labeling is desired and feasible as determined by the Supplying Party, all costs associated with such labeling will be paid by the Ordering Party. Payment by the Ordering Party to the Supplying Party shall be made thirty (30) days following receipt of an invoice by Ordering Party.

7.5. Currency Basis. Prices for the sale of Products hereunder shall be in United States dollars.

7.6. Taxes and Levies. All payments for Products under this Article 7 are exclusive of taxes and each Party shall be responsible for paying all taxes relating to products marketed by that Party (except taxes based upon the other Party’s income), including but not limited to all sales, use, personal property, customs, duties, assessments, levies, and other government impositions of any nature.

7.7. Transportation. The method of transportation and carrier selected for Products purchased by a Party shall be as specified by such Party in its purchase orders. Unless otherwise agreed, all transportation charges for Products, including insurance, levies, and taxes, shall be paid by the Ordering Party.

7.8. Packaging. The Supplying Party shall package the Products for shipment. Each shipment shall include a packing list containing: (i) purchase order number; (ii) model number of the Products; (iii) quantity; (iv) serial number or lot code of shipped Products; and (v) certificates of compliance for the applicable quality assurance test performed for the Products being shipped.

7.9. Delivery. The Supplying Party shall use reasonable commercial efforts to fill all purchase orders for Products by delivery dates and in the quantity specified by the other Party in its purchase orders. Notwithstanding the above, the Supplying Party shall have no obligation to deliver Products in less than ninety (90) days from confirmation. If a purchase order calls for more than a 25% increase as compared to the previous three (3) month average of Products ordered, on a Product-by-Product basis, the Supplying Party shall use reasonable commercial efforts to deliver an amount at least equal to the previous three (3) month average within ninety (90) days, and shall use reasonable commercial efforts to ship the remainder within one hundred twenty (120) days of receipt of the purchase order.

7.10. Emergency Orders. Nothing herein shall prevent a Party from placing emergency orders for Products for delivery in less than ninety (90) days. The Supplying Party agrees to use reasonable efforts to deliver such Products on the requested schedule.

8. COMPATIBILITY

8.1. MASIMO Probes. LABS agrees that it will not modify Masimo’s SpO2 Sensors to be used with other than the MASIMO Boards, other boards designed by MASIMO for Vital Signs Monitoring or boards made by Labs under the licenses herein. LABS will purchase Sensors for Vital Signs Monitoring applications exclusively from MASIMO unless the measurements for Vital Signs Monitoring applications and Non-Vital Signs Monitoring are best integrated in one sensor, as determined by LABS in its sole discretion. In such case, LABS may design, develop and manufacture (including manufacturing according to any MASIMO design) integrated sensors and pay MASIMO a royalty of ten percent (10%) of LABS’ Vital Signs Monitoring Portion of the Net Selling Price of integrated sensors; provided, however, that LABS undertakes all regulatory, service and warranty obligations with respect to such sensors and that such sensors pass MASIMO’s validation and verification process such that the full capability of MASIMO SET is obtained. LABS will pay for such validation and verification services at MASIMO’s standard rates then in effect for third party OEM products. MASIMO SET will be enabled for these SpO2 Sensors or other sensors which include MASIMO Technology for Vital Signs Monitoring. The Vital Signs Monitoring Portion is the average selling price for the similar product that measures only Vital Signs Parameters. The differential is calculated base on the ASP on a region by region and product by product basis.

8.2. Engineering Support. During the period that MASIMO is funding LABS’ research and development, or there has been no Change of Control, MASIMO shall provide reasonable engineering support to LABS for the integration of MASIMO SET into LABS Licensed Devices and Stand Alone Licensed Devices and for the manufacturing of any Masimo Products as permitted under this Agreement, by assisting Labs with engineering and technical resources, sharing lab equipment, providing prototyping parts and components, legal and financial services, delivering a copy of all MASIMO Software for MASIMO Technology and sufficient information and documentation (such as circuit diagrams, source code and specifications) to permit LABS to reasonably make, use and modify such MASIMO Software and to reasonably make, use and modify the MASIMO Technology. After a Change in Control, MASIMO shall continue to deliver, as reasonably requested by LABS, sufficient information and documentation to permit LABS to reasonably use MASIMO Technology in accordance with the terms of this Agreement. After a Change of Control, if Labs asks MASIMO for more than what MASIMO believes in its sole discretion is reasonable engineering assistance, MASIMO may charge LABS for those services at its actual costs for such support. To the extent necessary, engineering support will apply in reverse with respect to any LABS Technology licensed to MASIMO on a pari passu basis.

9. INSPECTION AND ACCEPTANCE

9.1. Inspection/QA. Each Supplying Party shall provide and maintain an inspection procedure and quality assurance program for its Products and its production processes. Complete records of all inspection and quality assurance work done by a Supplying Party shall be made available to the Ordering Party upon its request at reasonable times during the term of this Agreement.

9.2. Product Defects and Returns.

9.2.1. Return Authorization. Any of the Products or lots of Products (“Lot”) which materially fail to meet the specifications set forth in Exhibit C or otherwise applicable to such Products may be rejected by the Ordering Party and returned to the Supplying Party for replacement. Prior to returning any Products to the Supplying Party, the Ordering Party shall notify the Supplying Party by facsimile that the Ordering Party has rejected the Products, inclusive of the reason or basis of such rejection. Within five (5) working days of the receipt of the notification, the Supplying Party will issue a “Return to Vendor” (“RTV”) number to the Ordering Party by facsimile, which RTV number will be the Ordering Party’s authorization to return the Products.

9.2.2. Product Replacement. Subject to Section 9.2.1, Products which do not conform to the applicable specifications shall be returned by the Ordering Party to the Supplying Party freight collect and insured for full replacement value. Within twenty (20) days after the date of receipt of the nonconforming Products, replacement Product will be shipped to the Supplying Party at the Supplying Party’s expense. Should the Supplying Party fail to replace rejected Products by shipping conforming Products within thirty (30) days of its receipt of the nonconforming Products, the Ordering Party shall have the option to cancel the purchase of such Products without cost or liability and receive, at the Ordering Party’s option, a credit or rebate if payment has been made. The Ordering Party shall pay freight charges, insurance and other customary charges for transportation for improperly rejected Products.

9.2.3. Costs. All costs to replace including transportation with respect to the defective Products shall be the sole responsibility of the Supplying Party.

9.2.4. Unauthorized Correction. If the Ordering Party attempts to correct deficiencies to the Products purchased under this Agreement without prior written authorization from the Supplying Party, then the Supplying Party shall have no further obligations with respect to such Products.

9.3. Nonconforming Acceptance. The Ordering Party may choose to accept Products which fail to conform in a minor aspect to the specifications established by this Agreement without prejudice to its right to reject nonconforming items in the future. If the Ordering Party so chooses, the Ordering Party will notify the Supplying Party of its intent to accept nonconforming items. However, the Supplying Party accepts no responsibility for nonconforming items accepted by the Ordering Party.

10. CONFIDENTIALITY

10.1. Confidentiality. Each Party shall maintain in confidence all Confidential Information of the other Party received in the course of performance under this

Agreement, and shall not disclose such Confidential Information to any third party. In maintaining the confidentiality of Confidential Information of the other Party, each Party shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Each Party shall ensure that each of its officers, directors, employees, subcontractors, consultants, representatives and agents holds in confidence and makes no use of the Confidential Information of the other Party for any purpose other than those permitted under this Agreement or required by law.

10.2. Exceptions. Neither Party’s obligations under this confidentiality provision shall apply to information that:

a.	prior to the transmittal was of general public knowledge;

b.	becomes a matter of general public knowledge otherwise than as a consequence of a breach under this Agreement;

c.	is made public by the Party claiming confidentiality;

d.	is required to be disclosed by applicable law; provided however, that the Party who may be required to disclose such information shall notify the other Party in sufficient time for the owner of such Confidential Information to file the appropriate documents with the court to obtain a protective order to enforce the confidentiality requirements of this Agreement;

e.	information which the receiving Party can establish by competent proof was in its possession at the time of disclosure by the disclosing Party and was not acquired, directly or indirectly, from the disclosing Party; or

f.	information which is received from a third party; provided, however, that the receiving Party has no reason to know such information was obtained by said third party, directly or indirectly, from the other Party under a nondisclosure agreement.

11. PROPRIETARY RIGHTS

11.1. MASIMO Technology. MASIMO retains all right, title, and interest in the MASIMO Technology, including, without limitation, all patents, copyrights, trade secrets, and any other intellectual property and proprietary rights. Nothing in this Agreement should be construed as a sale of the MASIMO Technology or any copy of the MASIMO Software to LABS.

11.2. LABS Technology. LABS retains all right, title, and interest in the LABS Technology, including, without limitation, all patents, copyrights, trade secrets, and any other intellectual property and proprietary rights. Nothing in this Agreement should be considered as a sale of the Labs Technology or any copy of the LABS Software to MASIMO.

11.3. Development for Non-Vital Signs Monitoring. Any development using or Improvement to proprietary MASIMO Technology or LABS Technology made by LABS or by MASIMO that relates to Non-Vital Signs Monitoring, and any new technology acquired by LABS during the term of this Agreement shall be the sole property of LABS, and LABS has the right to apply for copyrights, patents (including utility and design patents), or other protection for intellectual property rights anywhere in the world under its own name and at its own expense. Without limiting Section 11.1, MASIMO hereby assigns to LABS all right, title, and interest in the foregoing. Any acquisition of products or technology by MASIMO for Non-Vital Signs Monitoring or Vital-Signs Monitoring or Improvements thereto by MASIMO, before or after the date hereof, is not assigned to LABS and is exclusively retained by MASIMO, except for the assets of Argose, which are to be assigned to Labs.

11.4. Improvements for Vital Signs Monitoring. Any development using or Improvement to proprietary MASIMO Technology or Labs Technology made by MASIMO or LABS that relates to Vital Signs Monitoring, and any new technology acquired by MASIMO during the term of this Agreement, shall be the sole property of MASIMO, and MASIMO has the right to apply for copyrights, patents (Including utility and design patents), or other protection for intellectual property rights anywhere in the world under its own name and its own expense. Without limiting Section 11.2, LABS hereby assigns to MASIMO all right, title, and interest in the foregoing. Any acquisition of products or technology by LABS for Non-Vital Signs Monitoring or Vital-Signs Monitoring or Improvements thereto by LABS, before or after the date hereof, is not assigned to MASIMO and is exclusively retained by LABS, unless LABS uses Masimo Technology to improve such acquired products or technology to provide a Non-Vital Signs Parameter, in which case such Non-Vital Signs Parameter shall be included within the license or option and other terms provided to MASIMO herein.

11.5. Further Action. LABS and MASIMO agree to take such further action and execute such further documents as reasonably necessary to establish ownership as set forth in Section 6.2, and Sections 11.1 through 11.6.

12. INDEMNIFICATION

12.1. MASIMO indemnification. MASIMO will defend, indemnify and hold LABS harmless against any and all liability, loss, damages, costs or expenses which LABS may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Product or device manufactured by MASIMO and purchased by LABS from MASIMO, to the extent that such injury, illness or death results directly from such products manufactured or technology provided by MASIMO.

12.2. LABS indemnification. LABS will defend, indemnify and hold MASIMO harmless against any and all liability, loss, damages, costs or expenses which MASIMO may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Product or device manufactured by LABS and purchased by MASIMO from LABS, to the extent that such injury, illness or death results directly from such products manufactured by LABS. For purposes of clarity, Labs shall have no liability of any kind for technology it has only licensed to Masimo as compared to provided in a product sold to Masimo.

12.3. Infringement for Vital Signs Monitoring. MASIMO shall settle or defend, at MASIMO’s own expense, and pay any direct damage, costs or fines resulting from all proceedings, threats of proceedings or claims against LABS or its customers for infringement or alleged infringement by the Vital Signs Monitoring application(s) in LABS Licensed Devices or Stand Alone Licensed Devices, to the extent relating to the Masimo Technology licensed to LABS in this Agreement, of intellectual property rights of third parties. LABS agrees to notify MASIMO promptly in writing of any such proceeding, and to give MASIMO necessary assistance where practical, to modify the applicable Product to make it noninfringing or, where practical, to obtain licenses under such intellectual property rights. MASIMO makes no representation that Masimo Technology is not limited by any patent for Non-Vital Sign Measurements.

12.4. Tender of Defense The indemnifying party shall have no liability or responsibility of any kind to the indemnified party under this Section unless the Party seeking indemnity shall have notified the other Party within a reasonable time of such claims, and the indemnifying Party shall have been given an adequate opportunity to defend, including complete control of the defense and any settlement. Should the Party seeking indemnity desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively Party seeking indemnity.

12.5. Notwithstanding the foregoing, the Party that owns intellectual property licensed to the other Party under this Agreement shall have the first right to enforce such intellectual property, even in the market of the other Party, including the right to prosecute and settle all intellectual property claims. If the licensor is unable to or unwilling to enforce intellectual property that relates to the other Parties market, as defined in this Agreement, the licensee will then have the right to enforce any intellectual property licensed exclusively in the licensee’s market. The non-enforcing party will have no right to any recoveries from such enforcement. Notwithstanding the above, LABS shall not have the right to enforce U.S. Patent No. 6,263,222.

12.6. Patent Validity. During and after the term of this Agreement, each Party agrees not to challenge the validity of any of the patents of the other Party to which this Agreement relates.

12.7. LIMITATION OF LIABILITY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, MASIMO AND LABS GRANT NO WARRANTIES, EITHER EXPRESS OR IMPLIED, ON THE PRODUCTS OR TECHNOLOGY PROVIDED TO EACH OTHER, AND EACH SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTY IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF MASIMO OR LABS FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, CONSEQUENTIAL DAMAGES OCCURRING OUT OF OR IN CONJUNCTION WITH THE USE OR PERFORMANCE OF THE PRODUCTS OR TECHNOLOGY. IN NO EVENT SHALL MASIMO OR LABS BE RESPONSIBLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL DAMAGES OR LOSS OF PROFIT SUFFERED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT.

13. REGULATORY COMPLIANCE

13.1. LABS U.S. Regulatory Approvals. LABS shall be solely responsible for identifying and obtaining, at its sole cost and expense, all FDA and United States safety agency approvals and any other agency or regulatory approvals which are required for the development, manufacture or sale of LABS Licensed Devices and Stand Alone

Licensed Devices. MASIMO will reasonably cooperate with LABS by providing at no charge to LABS any MASIMO data in its possession that is reasonably required to obtain the regulatory approvals, including but not limited to 510(k) application materials submitted by MASIMO for its own products that incorporate MASIMO Technology. Disclosure to LABS of any such data shall be subject to the confidentiality provisions of Section 10 (“CONFIDENTIALITY”).

13.2. Other LABS Regulatory Approvals. LABS shall be solely responsible, at its sole cost and expense, (i) for identifying and obtaining any necessary approvals or certifications by any non-U.S. governmental, safety or regulatory entity, including testing or other procedures, for the sale by LABS of LABS Licensed Devices and Stand Alone Licensed Devices, (ii) for identifying and complying with any safety precautions, safety markings, labels or consumer notices required for LABS Licensed Devices in any country other then the United States, and (iii) for assessing the appropriateness of the LABS Licensed Devices for any particular Customer application. MASIMO will cooperate with LABS by providing any data in its possession that is reasonably required to obtain such approvals or certifications. Disclosure to LABS of any such data to any third party shall be subject to the confidentiality provisions of Section 10.

13.3. MASIMO U.S. Regulatory Approvals. MASIMO shall be solely responsible for identifying and obtaining, at its sole cost and expense, all FDA and United States safety agency approvals and any other agency or regulatory approvals which are required for the development, manufacture or sale of Products by MASIMO in the MASIMO Market. LABS will reasonably cooperate with MASIMO by providing at no charge to MASIMO any LABS data in its possession that is reasonably required to obtain the regulatory approvals, including but not limited to 510(k) application materials submitted by LABS for its own products that incorporate LABS Technology for Products in the MASIMO Market. Disclosure to MASIMO of any such data shall be subject to the confidentiality provisions of Section 10.

13.4. Other MASIMO Regulatory Approvals. MASIMO shall be solely responsible, at its sole cost and expense, (i) for identifying and obtaining any necessary approvals or certifications by any non-U.S. governmental, safety or regulatory entity, including testing or other procedures, for the sale by MASIMO of MASIMO Licensed Devices, (ii) for identifying and complying with any safety precautions, safety markings, labels or consumer notices required for MASIMO Licensed Devices in any country other then the United States, and (iii) for assessing the appropriateness of the MASIMO Licensed Devices for any particular Customer application. LABS will cooperate with MASIMO by providing any data in its possession that is reasonably required to obtain such approvals or certifications. Disclosure to MASIMO of any such data to any third party shall be subject to the confidentiality provisions of Section 10.

13.5. Export Controls. Regardless of any disclosure to one Party by the other Party of an ultimate destination of the product obtained from the one Party, the other Party shall not transfer or re-export, whether directly or indirectly, any software or hardware containing the technology of the other Party, the related documentation, or other related proprietary information to anyone outside the U.S. as to which export may be in violation of the United States export laws or regulations without first obtaining the appropriate license from the U.S. Department of Commerce and/or any agency or department of the U.S. government, as required.

14. INCIDENT REPORTING

14.1. By LABS. LABS represents that in addition to being responsible for all regulatory approvals for its Products, that should any material incidents of failure of any LABS Licensed Devices which include Vital Signs Monitoring or Stand Alone Licensed Devices or injury related to such Products be reported to LABS, that it will take good faith efforts to promptly (i.e., within two (2) business days) notify MASIMO of any such performance problems or deficiencies relating to Vital Signs Monitoring licensed from Masimo.

14.2. By MASIMO. MASIMO represents that in addition to being responsible for all regulatory approvals for its Products, that should any material incidents of failure of any MASIMO Licensed Device which includes Non-vital Signs Monitoring or injury related to such Products be reported to MASIMO, that it will take good faith efforts to promptly (i.e., within two (2) business days) notify LABS of any such performance problems or deficiencies relating to Non-Vital Signs Monitoring licensed from LABS.

15. TERM AND TERMINATION

15.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect until terminated in accordance with this Article 15.

15.2. Termination for Breach. The default by one Party of a material obligation of such Party under this Agreement shall entitle the other Party to give the Party in default written notice describing such default in detail (including all supporting documentation) and requiring it to remedy such default. If such default is not fully remedied within ninety (90) days after the date of such notice, the notifying Party shall be entitled to, in addition to all other remedies available to such Party, exercise its rights under the Escrow, as contemplated by Article 17, or terminate this Agreement by a written notice to the defaulting Party. A Party may not continue to exercise its rights under the Escrow if it terminates this Agreement.

15.3. Termination on Liquidation. Either Party may terminate this Agreement at any time after the involuntary institution of any proceedings for the liquidation or winding up of the other Party’s business which have not been terminated within 180 days after institution.

15.4. Rights Upon Termination. In the event of any valid termination of this Agreement [under Section 15.2 (“Termination for Breach”) or 15.3 (“Termination on Liquidation”),] each the breaching or liquidating Party’s rights under this Agreement shall be terminated except as follows:

15.4.1. No termination of this Agreement shall terminate or otherwise impact LABS’ rights under Sections 2.1.1, 2.1.2, 2.1.4, 2.3 or any sublicenses and private label patient monitoring company contracts under 2.1.3.

15.4.2. No termination shall effect the rights of customers that have already purchased products to continue to use such products, or the rights of the licensee to continue to sell sensors and accessories to meet the needs of such purchased products.

15.4.3. No termination shall impact either Party’s rights to collect for accrued royalties or the licenses granted in this Agreement, which continue after termination on the terms and conditions existing upon termination.

15.4.4. For any termination for breach, only the rights of and licenses to the breaching Party are terminated, and rights and licenses to the non-breaching Party remain in effect, as well as the obligations of the breaching Party to the non-breaching Party.

15.5. Survival. The rights and obligations of the Parties hereto under Sections 10 (“Confidentiality”), 11 (“Proprietary Rights”), 12 (“Indemnification”), 13 (“Regulatory Compliance”), 14 (“Incident Reporting”), 2.1.1, 2.1.2, 2.1.4, and 2.3 ( “Trademarks, Legends and Logos”), or any sublicenses and private label patient monitoring company contracts under 2.1.3, and 4 (“Masimo Option”) of this Agreement shall survive and continue after termination of this Agreement and shall bind the Parties and their representatives, successors, heirs and assignees.

16. DISPUTE. If any dispute or difference shall arise between the Parties concerning the construction of this Agreement or the rights or obligations of either Party, the Parties shall strive to settle the same amicably. If LABS and MASIMO have the same CEO, and the common CEO determines that a conflict exists that he cannot resolve due to the diverging interests of Labs and Masimo, the common CEO at his option, will either 1) appoint an independent board member (if one exists) to represent each Party to discuss and negotiate resolutions to conflicts arising under this Agreement, with the CEO, or 2) the common CEO will resolve the issue to his best capability to balance the needs of both Masimo and Labs and seek Board approval of both Masimo and Labs for his decision. If the Parties are unable to reach agreement or amicably settle the dispute or difference within ninety (90) days after such dispute or difference has arisen, such dispute will be resolved through binding arbitration, applying the AAA rules. The prevailing Party will be entitled to recover, in addition to any other award of the arbitrators, its attorney’s fees and costs associated with the arbitration.

17. ESCROW

17.1. Escrow Deposit. When LABS and MASIMO no longer have the same CEO, either Party may request that each of MASIMO and LABS place in escrow with an independent third party copies of the LABS Technology and MASIMO Technology, respectively, pursuant to the terms of an escrow agreement on commercially reasonable and standard terms. Such escrow agreement will be negotiated and agreed to by the Parties at such time as either party makes a written request upon the other. Each Party will pay its own fees and costs to establish the escrow, except that the Party requesting the escrow shall pay all costs of the escrow agent during the term of the escrow, notwithstanding the fact that both Parties will have technology placed in the escrow and both Parties will have rights to technology under the escrow. The escrow will include drawings and all necessary information available to each such Party for use of the technology pursuant to the License in Section 17.2. Each Party shall update its deposit in accordance with the escrow agreement.

17.2. License upon Release. In the event that a Party is in breach of an obligation under this Agreement that inhibits the other Party’s ability to make, use, offer for sell or sell products licensed under this agreement, and such breach is not cured within the time period provided herein, the nonbreaching Party is granted by the breaching Party a revocable, license to use, maintain, develop and improve the technology in escrow for the intended purposes of this Agreement, provided that, the other Party shall have no right to access, maintain, develop or possess the deposited technology except in accordance with the terms of the escrow agreement; and provided further, that all royalties and other obligations due under this Agreement shall not be reduced, waived or eliminated in any way during the time period that such license remains in effect. The license under this paragraph shall only apply during the continuation of the breach, and not after it has been cured, except that where significant investment of funds was made by the licensed Party, the period of license shall run until the investing party has recovered the amount invested, or the breaching party reimburses the licensed Party for its out of pocket costs associated with establishing its own manufacturing due to the failure to supply.

17.3. Intentions of Escrow. As a matter of clarity, the purpose of the escrow is only to reduce the risk of unavailability of necessary information to allow a licensed Party to continue to achieve the purposes anticipated by this Agreement by having the temporary license to such information in situations where there has been an uncured breach of this Agreement, and not alter existing economic or other obligations under this Agreement, or allow or provide for any permanent transfer of any rights or assets from one Party to the other as a result of a release of information from the escrow contemplated in this Article 17.

18. MISCELLANEOUS

18.1. Nonassignability. Neither MASIMO nor LABS may assign this Agreement except in connection with the sale of all or substantially all of the assets or business of such Party to which this Agreement relates. This Agreement will inure to the benefit of and bind each Party’s successors and assigns.

18.2. Failure to Enforce. The failure of either Party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such Party to enforce each and every such provision.

18.3. Governing Law. This Agreement shall be deemed to have been made in the State of California, United States of America, and shall be governed by and construed according to the laws of the State of California.

18.4. Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect, except where the economic equity of both Parties hereto is materially affected by such unenforceability.

18.5. Notice. Except as either Party may hereafter notify the other in writing with respect to itself, the addresses of the Parties for all purposes of this Agreement shall be:

MASIMO:	MASIMO CORPORATION
40 Parker
Irvine, CA 92618
Attention: Chief Executive Officer

LABS:	MASIMO LABORATORIES
50 Parker
Irvine, CA 92618
Attention: Chief Executive Officer

All notices and communications pursuant to this Agreement shall be addressed as set forth above and shall be delivered to the Party for whom intended by hand or by postage prepaid, first class, registered or certified mail, return receipt requested. Such notices and communications shall be deemed to have been given and delivered as of the date of receipt.

18.6. Force Majeure. Neither Party shall be liable to the other Party hereto for any loss, injury, delay, damages or other casualties suffered or incurred by such other Party due to strikes, riots, storms, fires, acts of God, or war or any other cause beyond the reasonable control of either Party.

18.7. Headings. Headings to paragraphs and sections of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

18.8. Exhibits. All exhibits to which this Agreement refers are hereby incorporated into and made a part of this Agreement.

18.9. Entire Agreement. This Agreement constitutes the entire agreement between LABS and MASIMO, and expressly supersedes the Original Agreement and all previous amendments , and there are no other understandings, agreements or representations, express or implied, written or oral, not specified herein. This Agreement may only be amended by express written agreement and signed by authorized representatives of both Parties.

18.10. Bankruptcy. Each of MASIMO and LABS is a licensee under 11 U.S.C. §365(N) and is entitled to the protections as a licensee provided therein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

MASIMO CORPORATION		MASIMO LABS

By		By
	Brad Langdale, EVP, Marketing		Joe E. Kiani, Chief Executive Officer

EXHIBIT A

MASIMO SET® DEFINITION

MASIMO SET® includes the following MASIMO Technology, as it relates to pulse oximetry:

LNOP®, AutoProCal™, ProCal™, DST™, FST™ Technology, SST, Proprietary Engine number 4, APOD, PVI, PI, FastSat, and Parallel Engines;

Transducers (sensor/probe) designed to reduce cost, reduce noise and improve accuracy;

The technique of building a reference generator for calculating substantially a noise or signal reference;

Use of a noise reference or signal reference to minimize the effect of unwanted noise components (e.g., motion artifacts) from physiological waveforms (e.g., photo-plethysmographic waveforms);

Use of a reference generator along with a correlation canceler (e.g., Joint Process Estimator) to map natural photo-plethysmographic waveforms into oxygen saturation space;

Use of a saturation transform, which is the technique of mapping plethysmographic waveforms into saturation space (e.g., saturation vs. power or probability and saturation vs. frequency or pulse rate); and/or

Use of transducers, circuitry, general digital signal processing techniques, mathematical algorithms for processing physiological signals and providing one or more final results (e.g., arterial blood oxygen saturation, pulse rate and/or photo-plethysmographic wave forms).

EXHIBIT B

Exhibit B1: to include Masimo Licensed Trademarks. See 1.20.

Panatone Red / PMS Black

1850 MAT

(MASIMO WILL PROVIDE CAMERA READY ARTWORK UPON REQUEST)

NO IMPLIED LICENSE LABEL

EXHIBIT C

Price of Products

Price for MASIMO Boards: MASIMO’s transfer prices to LABS for the MS2000 Boards shall be $175.00:

Price for Rainbow Boards:

All Rainbow Boards and Rainbow sensors at cost of goods sold up to 10% of MASIMO’s anticipated annual volume, determined on an annual basis. Thereafter, Labs will manufacture such Rainbow Boards or Rainbow sensors itself, or may purchase from Masimo at COGS plus Masimo’s regular margin. When Labs wishes to manufacture, Masimo will provide reasonable assistance consistent with this Agreement, including providing Labs with access to Masimo vendors (Masimo vendors will be instructed to transfer to Labs the products at the same price they supply them to Masimo), tools, manufacturing process procedures and training.

Transfer Price for Sensors and Accessories: MASIMO’s initial baseline transfer prices to LABS for the SpO2 Sensors and Accessories delivered in accordance with this Agreement shall be at the most favored OEM prices.

LABS shall receive the best price offered by MASIMO to any other person or entity for Products. In the event that MASIMO provides more favorable pricing to another person or entity, MASIMO shall notify LABS of such better pricing within thirty days, and LABS shall have the option of accepting the more favorable pricing, effective immediately.

EXHIBIT D

End-User License Agreement

THIS DOCUMENT IS A LEGAL AGREEMENT BETWEEN YOU, THE “PURCHASER”, AND LABS. IF YOU DO NOT AGREE TO THE TERMS OF THIS AGREEMENT, PROMPTLY RETURN THE ENTIRE PACKAGE, INCLUDING ALL ACCESSORIES, IN THEIR ORIGINAL PACKAGE, WITH YOUR SALES RECEIPT TO LABS FOR A FULL REFUND.

1. Grant of License

In consideration of payment of the license fee, which is part of the price paid for this product, LABS grants to Purchaser a nonexclusive, nontransferable license, without right to sublicense, to use the copy of the incorporated software/firmware, and documentation in connection with Purchaser’s use of the Products for their labeled purpose. LABS reserves all rights not expressly granted to Purchaser.

2. Ownership of MASIMO Software/Firmware

Title to, ownership of, and all rights and interests in, any MASIMO software and/or firmware and the documentation, and all copies thereof, remain at all times vested in MASIMO Corporation, licensor to LABS, and they do not pass to Purchaser.

3. Assignment

Purchaser shall not assign or transfer this License, in whole or in part, by operation of law or otherwise, without LABS’ prior written consent; any attempt without such consent, to assign any rights, duties or obligations arising hereunder shall be void.

4. Copy Restrictions

The software/firmware and the accompanying written materials are copyrighted. Unauthorized copying of the software, including software that has been modified, merged, or included with other software, or other written materials is expressly forbidden. You may be held legally responsible for any copyright infringement that is cause or incurred by your failure to abide by the terms of this license. Nothing in this license provides any rights beyond those provided by 17 U.S.C. § 117.

5. Use Restriction

As the Purchaser, you may physically transfer the products from one location to another provided that the software/firmware is not copied. You may not electronically transfer the software/firmware from the products to any other device. You may not disclose, publish, translate, release or distribute copies of the software/firmware or accompanying written materials to others. You may not modify, adapt, translate, reverse engineer, decompile, disassemble, or create derivative works based on the software/firmware. You may not modify; adapt, translate, or create derivative works based on the written materials without the prior written consent of LABS.

6. Transfer Restrictions

The software/firmware is licensed to the Purchaser, and may not be transferred to anyone, except other end-users, without the prior written consent of LABS. In no event may you transfer, assign, rent, lease, sell, or otherwise dispose of the software/firmware or the products on a temporary basis.

7. Beneficiary

MASIMO Corporation is a Beneficiary of this Agreement and has the right to enforce its provisions.

RESTRICTED RIGHTS LEGEND

The software/firmware and documentation is commercial computer software as defined in DFARS § 252.277.7014(a)(1). The Government shall have only those rights specified in this Agreement. DFARS § 227.7202-3(a).